Exhibit 99.1



THE X-CHANGE CORPORATION TERMINATES PRIVATE OFFERING, SEEKS STRATEGIC PARTNER

FRIDAY, New York, NY August 9, 2002 - The X-Change Corporation (OTCBB: XCHC), which operates an Alternative Trading System (ATS) under the name WEBIXTRADER for stocks quoted on the Over-the-Counter Bulletin Board (OTCBB), announced today that its efforts to raise $500,000 in a private offering of subordinated notes has been unsuccessful and that the offering has been terminated. The Company said that it intends to continue to operate its System, but has taken steps to reduce expenses, including terminating employees.

The Company said that several principal shareholders have provided it with funds to continue operating the WEBIXTRADER System. The Company intends to complete certain enhancements to WEBIXTRADER and to explore strategic alternatives, including discussions with joint venture partners and investors.

The Company also announced that it is in default under an agreement between it and WebIam, Inc. under which WebIam granted the Company a license to the software underlying the WEBIXTRADER System, along with other software. However, the Company believes that the default results in the revocation of the license with an exception allowing the Company to use the software necessary to operate the WEBIXTRADER System for two years. Accordingly, the Company does not believe that the default will impair its ability to operate the WEBIXTRADER System. The Company is in discussions with WebIam to resolve the license issue. Eric Nissan, who recently resigned from the Company's Board of Directors, is a major shareholder of WebIam.

The Company said that WEBIXTRADER has been successfully operating since its launch on July 2, 2002. There are approximately 2,200 OTCBB issues available on WEBIXTRADER for market makers and brokers to post orders. At the present time, five market makers and two brokers are participating in the System. To participate, a broker/dealer must sign a subscriber agreement. Participants are charged $1.25 per transaction executed.

         This press release may contain forward-looking statements involving risks and uncertainties. Statements in this press release that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions. For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to The X-Change Corporation's annual and quarterly reports filed with the Securities and Exchange Commission. The X-Change Corporation does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


Contact:
Susan Lapczynski, Vice President, 36 W. 44th Street, Suite 1201, New York, NY 10036 Phone 646-728-7023 Fax 646-728-7029.